EXPLORATION CONTRACT WITH OPTION OF CONCESSION
                    FOR EXPLOITATION IN THE "ANDACOLLO" AREA
                  BETWEEN CORMINE S.E.P. AND MINERA ANDES S.A.


This contract is entered into the city of Neuquen, on the 25th day of February 1997, between:

CORMINE S.E.P., represented by its President, Mr. Miguel Angel Bruna, guaranteeing this by submitting certified copies of the general assembly stock holders book N(degree)40 and directors minutes book N(degree)8, which are included in this contract in Appendix "D". The legal address for CORMINE S.E.P. is Luis Monti 339 in the city of Zapala, Neuquen Province, Republic of Argentina.

and

MINERA ANDES S.A., represented by its President Mr. Jorge Alfredo Vargas and General Manager, Brian Gavin, guaranteeing this by submitting the Corporate Statutes directors minutes book No. 1, which are both duly certified and form part of APPENDIX D. The legal residence is at Moldes 837, in the city of Mendoza, Mendoza Province, Argentina.

and

CONSIDERING THAT:

(a) The Andacollo Reserve Area has been established according to file number 1.626/95, at the Direccion Provincial de Mineria of the Province of Neuquen. A copy of this file is included in Appendix C.

and that

(b) The parties have carried out the necessary negotiations in order to sign this exploration contract with option of concession for exploitation, taking into account the following clauses:

                                    CHAPTER I
                         INTERPRETATION AND DEFINITIONS

1.1. In order to understand the contract, the following words and phrases will have the meanings established in the clauses below:


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(a)  "Area Andacollo" means the Provincial Reserve Area created according to file number 1.626/95 described in the "CONSIDERING THAT" paragraph section
     (a) above.

(b) "Area of Contract" means the 4,700 hectares identified by the coordinates described and the location map attached in Appendix C.

(c) "Direccion Provincial de Mineria" means the Provincial Mining Department of the Province of Neuquen.

(d) "Dollar", "Dollars" and/or "US$" means the currency used in the United States of America.

(e)  "Right to Access' means what is explained in section 3.1.

(f)  "Provincial State" means the Province of Neuquen.

(g)  "Option" means what is explained in section 4.1.

(h)  "Party" means Minera Andes S.A. or CORMINE S.E.P.

(i)  "Parties" means Minera Andes and CORMINE S.E.P.

(j) "Annual Period" means the period between March lst of each year and February 28 (29) of every other year.

(k) "Peso" or "Pesos" means the legal currency used in the Republic of Argentina.

(l)  "Work plan and Investment" means what is described in section 3.5.

(m)  "Net Smelter Return" means what is described in Appendix B.

1.2  Attached are the following Appendixes, that form part of this contract:

(a)  Appendix "A": (i) Map of Andacollo area (which includes the mining rights),
     (ii) Description of the area, and (iii) list of mining properties which includes property status.

(b)  Appendix "B": Net Smelter Return

(c) Appendix "C": (i) Location map of the area taken into account by this contract and (ii) Certified copies of file number 1.626/95.

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(d)  Appendix "D": Copies of Corporate documentation submitted by company representatives.

(e)  Appendix "E": Warranty letter submitted by Minera Andes Inc.

1.3 The contract will abide by the following: 1) The main text of this Contract;
2) The National Mining Code; 3) National laws related to the Mining Regime in its different aspects; 4) The Mining Procedures Code according to Neuquen's law No. 902.

In the event of disagreement in the applicable dispositions established in the above paragraph, the disposition occurring first in order above shall govern.

In the event of disagreement regarding the regulations or norms above attempt should be made to reconcile the meaning of both. If this is impossible, the most favorable to exploration and eventually exploitation of the area mentioned in the contract will prevail.

(At the bottom of the page there are three illegible signatures.)

1.4 If a clause is declared inapplicable or invalid this will not affect the rest of the clauses within the contract nor will it affect the contract from being current and in force; without detriment to the right of resolution that could be generated by having taken in an excessive onerous manner the obligations of any of the parties.

1.5 The modifications of the contract will only be considered valid when they are submitted in writing and are signed by the parties.

                                   CHAPTER II
                                     OBJECT

2.1 CORMINE grants Minera Andes S.A. the exclusive right to explore the Area mentioned in this contract, activity which Minera Andes will carry out on its own without having any financial or economical assistance from CORMINE S.E.P.

The exclusive right to explore, granted along with the exclusive right of the exploitation option regarding the ore bodies discovered and registered according to the Mining Code.

2.2 Minera Andes S.A. will have the right, upon the contract being current and in force; to explore the area mentioned herein during a period of four years. This is an exclusive right given to Minera Andes S.A.

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2.3. Minera Andes S.A. will proceed to convert the area mentioned herein into exclusive exploration permits and/or manifestaciones de descubrimiento, which will in turn be affected by the present contract without alterating the obligations within it.

The mining rights will be filed in favor of CORMINE S.E.P., and will continue to be done in this manner up until the opportunity mentioned in section 4.1, regarding the rights comprehended within the exploitation option.

                                   CHAPTER III
                 RIGHTS AND OBLIGATIONS IN THE EXPLORATION PHASE

3.1 Minera Andes S.A. will pay CORMINE S.E.P. upon signing the contract the amount of US$15,000 (U.S. dollars), obtaining the right to exploitation during the first period of the year; this is subject to the fulfillment of the obligations that are mentioned below. This payment will be in conjunction with another payment regarding the Right to Access and is US$0.40 per hectare and per month payable semi annually taking into account the amount of hectares maintained during a 48 month term.

3.2 Minera Andes S.A. will pay CORMINE S.E.P.: a) Starting the second year US$30,000; b) Starting the third year US$60,000; and c) Starting the fourth year US$100,000. Once the exploration period is over and/or the exploitation option taken, Minera Andes S.A., will pay US$5,000 per month and per project until the exploitation stage.

(There are three illegible signatures at the bottom of the page.)

3.3 All of the payments mentioned in sections 3.1 and 3.2 will be done by means of depositing the money in CORMINE S.E.P.'s account in the Provincial Bank of Neuquen, Zapala branch N(degree)7382/1 and/or where CORMINE S.E.P. requests that the money to be deposited prior thirty days notice starting from the expiring date in which the obligation that CORMINE S.E.P.'s notice makes reference to. If the date for a payment turns out to be a non-working day then Minera Andes S.A. can pay the following working day available without being considered delayed.

3.4 While this contract is in force Minera Andes S.A. will carry out its exploration program using state of the art techniques in order to achieve the most complete evaluation of mining possibilities in the area, particularly those related to first category minerals in order to determine the feasibility of eventual commercial exploitation. Minera Andes S.A. should also adopt the necessary measures in order to prevent, reduce and/or avoid damages regarding surface activities or mining, as well as protect the environment and natural resources according to national, provincial and international regulations.

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3.5 Minera Andes S.A. will invest the amount of one million and seventy five thousand U.S. dollars (US$ 1,075,000.00), in a four year exploration term, if the contract is still in force. This amount is distributed in the following manner:

First Year:

First Semester:                     US$  50,000
Second Semester:                    US$  75,000
                                    -----------
Total:                              US$ 125,000

Second Year:                        US$ 250,000

Third Year:                         US$ 350,000

Fourth Year:                        US$ 350,000

Minera Andes S.A. assumes the obligation to invest the amount of US$125,000 during the first year. The rest of the investment program is subject to Minera Andes's decision of continuing with the exploration effort. The total amount for the first year will be spent in the following way:

Geological data compilation. A satellite image will be used for compiling a geological 1:50.000 reconnaissance map. Stream sediments will be collected in the region, one sample every square kilometer (collecting approximately 100 samples). The -80 mesh samples will be analyzed for Au, Ag, Cu, Pb, Zn, As, Sb, Mo, Hg, Bi, W. Regional geologic mapping will be done in order to verify the satellite image; rock chip samples will be collected (approximately 200 samples) which will be analyzed for Au, Ag, Cu, Pb, Zn, As, Sb, Mo, Hg, Bi, W. Assay results and detailed geologic mapping will be done in the selected areas. Soil samples will be collected every 100 to 50 meters. The samples will be analyzed as mentioned above.

If it is necessary, some geophysical surveys will be conducted (magnometric and SP). If possible exploration holes and trenches will be done.

3.6 If Minera Andes S.A. does not invest the amount agreed upon during the first year, Minera Andes S.A. will pay CORMINE S.E.P. the amount not invested. It is established that during the other periods with the exception of the first year, if Minera Andes S.A. proves that the total investment is not appropriate or not necessary and CORMINE S.E.P. is satisfied with the decision the investment can be less than the amounts agreed upon. All of the expenses that Minera Andes S.A. incurs and exceed the amounts agreed upon for each year will be credited to the next year and or/years.

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3.7 After the first year is over and Minera Andes S.A. has paid the expenses,
Minera Andes S.A. will be able to terminate the contract prior thirty (30) days notice to CORMINE S.E.P. If Minera Andes S.A. terminates the contract it will have the right to not continue with the exploration program. Once CORMINE S.E.P. receives notice of the termination of the contract, Minera Andes S.A. will not be obliged to continue investing in the area, but Minera Andes S.A. should make its best effort to demobilize machinery and personnel within a term of 60 days. The payments that are made according to clause 3.1 and 3.2 will remain in favor of CORMINE S.E.P. The parties will not have to indemnify each other as a consequence of the exercise of the option to terminate the contract taken by Minera Andes S.A.

3.8 Minera Andes S.A. will have the right to decide at any given moment of each year whether or not to terminate the contract, the completion of its exploration work and termination of the contract should be communicated to CORMINE S.E.P., in writing indicating the motives of such decision. In this event the contract will be terminated 30 days after CORMINE S.E.P. has been notified, and Minera Andes S.A. at the time of terminating the contract should have invested in exploration a sum equivalent to the result of the following operation:

X.Y = A
---
360

whereas:

"X" means the sum agreed to for the Annual Year according to clause 3.5.

"Y" means the amount of days that have gone by since the commencing year up until the termination of the Contract according to clause 3.8.

"A" means what has been produced in US$.

In the event that Minera Andes S.A. has not invested the total sum resulting from the operation above mentioned "A", Minera Andes S.A. will pay CORMINE S.E.P. a sum equal to the difference between A and the sum invested, CORMINE S.E.P. will not have the right to claim any additional compensation or indemnity.

3.9 Exploration expenses is comprehended as al I those expenses incurred by Minera Andes S.A., according to market conditions, related directly to exploration tasks including acquiring, renting, and leasing equipment and machinery used in the area; importation and transportation of the machinery and/or equipment; maps; geophysical surveys; geochemistry and geology; metallurgic studies; environmental studies; drilling, and analysis of samples;

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employee salaries; consultant fees; insurance payments; and payments to CORMINE
S.E.P., according to clause 3.1 and 3.2 previously mentioned.

In the event that Manifestaciones de Descubrimiento are claimed, the work done related to reconnaissance in the area mentioned in the last paragraph of Art. 113 of the Mining Code is considered to be included as part of the expenses assumed by Minera Andes S.A.

3.10 At the end of each year Minera Andes S.A., will inform in writing and in a detailed manner about the work carried out and the results obtained, Minera Andes S.A. will also submit any other information if it is requested by CORMINE S.E.P.

3.11 During the exploration stage Minera Andes S.A. will facilitate CORMINE S.E.P., and its personnel, direct access to the area and work conducted, also to the exploration documents related to the area. CORMINE S.E.P. will have the possibility of taking control samples regarding those that were collected by Minera Andes S.A. and have the right to compare documents related to accounting. This comparison can be done once a year prior 15 days notice to Minera Andes S.A.

3.12 The term for executing the exploration work is four years. Minera Andes S.A. will commence its exploration work during the first three months of the first year. Written notice on behalf of Minera Andes S.A. to CORMINE S.E.P. will be sufficient proof of the work being carried out.

3.13 At the end of the exploration term Minera Andes S.A. will submit to CORMINE S.E.P. a final report with the results obtained, which will be attached to the pertinent information, and sample location maps and/or drill holes with their respective coordinates. In this report the location of the deposit will be shown. This report will be submitted even though the contract is terminated.

                                   CHAPTER IV
                 RIGHTS AND OBLIGATIONS IN THE EXPLORATION STAGE

4.1 At any moment during the exploration stage and up until the four years, Minera Andes S.A. will be able to exercise its option for exploitation of the ore body discovered in the area. To the effects of notifying CORMINE S.E.P. of such an option (the "Option"), Minera Andes S.A. will notify and manifest its exercise of the option for exploitation.

4.2 In the event that Minera Andes S.A. chooses the option for exploitation, Minera Andes S.A. should notify CORMINE S.E.P. regarding the characteristics to which it must adjust in order to rationally maximize the ore body to be exploited.

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4.3 Minera Andes S.A. will exploit utilizing the most rational, modem and efficient methods and techniques, according to Art. 282 of the Mining Code.

4.4 Minera Andes S.A. will be able to commercialize its products freely, according to the current laws.

4.5 Minera Andes S.A. will pay CORMINE S.E.P. a royalty during the exploitation of the ore bodies which would be 2% of the Net Smelter Return. The manner in which the Net Smelter Return has been determined is shown in Appendix B of the present contract. In the event that the National, Provincial or Municipal state, imposes a payment of royalties, CORMINE S.E.P.'s will be limited in a manner that the total royalties regarding any project exploited will not be greater than 3% over the Net Smelter Return.

4.6 Minera Andes S.A. will maintain its files up to date and complete with respect to the production and sales, including accounts, and statements regarding to the treatment and smelting dispositions. CORMINE S.E.P. will have a nonrestricted and irrevocable right to inspect in a quarterly manner that documentation and/or files as well as any other information necessary in order to determine the Net Smelter Return.

4.7 In the event that the exploitation of any of the projects in the contract was exercised, Minera Andes S. A. will pay the amount of US$100,000.00 at the end of each year which will in turn be credited to the royalty until the eventual ore body turns into production. This should be produced during the two years of having taken the option. This period will be extended under circumstances such as force majeure or market conditions that could affect the economic equation. The amounts of money received by CORMINE S.E.P. will be held in their benefit, in the event that the exploitation does not commence or the contract is terminated.

4.8 In the event of force majeure, market demands, or agreement of the parties, advising the temporary interruption of the exploitation, the terms herein agreed upon will be suspended in the same conditions.

(There are three illegible signatures at the bottom of the page)

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                                    CHAPTER V
                MINERA ANDES'S ADDITIONAL RIGHTS AND OBLIGATIONS

5.1 All of the expenses derived from the inscription of this contract with Direccion Provincial de Mineria will be paid by Minera Andes S.A. To these effects Minera Andes S.A. states that it takes up legal address in the Province of Mendoza, where it is free from Tax Seals according to Art. 240 inc. 31 of the Fiscal Law No. 6104 in Mendoza, and CORMINE S.E.P. states that it takes up legal residence in the Province of Neuquen where the same law as in Mendoza is current and in force.

5.2 Minera Andes S.A. will pay the payments, surveys and any other legal procedure of mines registered; and also eventual mines that CORMINE S.E.P. could request. All of the mines registered as a consequence of this contract are inscribed in the name of CORMINE S.E.P.

5.3 It will be Minera Andes S.A.'s exclusive obligation to fulfill the conditions regarding the mining concessions, therefore, it should fulfill in a timely manner the payments of such concessions and submit a report regarding the capital flow of investment referred to in Art. 237 in the Mining Code complying with the procedures pursuant to this regulation, trying not to produce the concessions to expire according to Art. 273 bis of the Mining Code. Minera Andes S.A. is obliged to submit and comply with the eventual activation and reactivation of the projects indicated by the Mining Authority in accordance to Art. 281. In the event that Minera Andes S.A. omits any of the previously mentioned obligations, CORMINE S.E.P. will by able to act directly in the vent that the concessions are not able to be maintained.

5.4 Minera Andes S.A. will abide all of the regulations of the National Law No. 24.585, related to environmental protection for the mining activity, not interfering with the cooperation that CORMINE S.E.P. is providing.

5.5 Minera Andes S.A. will contract and maintain current the insurance necessary to cover the risks that the job implies as well as the insurance imposed by the legal regulations.

5.6 Minera Andes S.A. will assume the obligations related to the payment of salaries and social security charges to the personnel employed or hired on its account, as well as those related to the payment of taxes, fees and contributions which might burden its activities in the Argentine Republic, as well as penalties due to be paid for defaults, and the expenses for power and fuel consumption, communication and/or any other type of service to be used in the areas during the fulfillment of the contract.

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5.7 Minera Andes S.A. is obliged to keep CORMINE S.E.P. unaffected regarding its obligations assumed towards its personnel and social security during the term of this contract and after it is terminated; with the exception to those related to CORMINE'S personnel.

5.8 Minera Andes S.A. will hire duly qualified personnel such as professionals, and technicians residing in the province of Neuquen or in the area of interest in order to perform the required tasks.

5.9 Minera Andes S.A. will make arrangements with CORMINE S.E.P. for the training of technical personnel within the confines of this contract. The personnel proposed by CORMINE S.E.P. and accepted by Minera Andes S.A. will receive this training free of charge, adapting the training to the levels and specialties of each one of these people. Minera Andes S.A. can request that the personnel be substituted.

5.10 Minera Andes S.A. assumes the exclusive responsibility foreseen under Art. 58 of the Mining Code in the event that third parties are affected by acts conducted by Minera Andes S.A. while fulfilling this contract; Minera Andes S.A. will keep CORMINE S.E.P. unaffected to such acts and will assume responsibility with the exception to those acts originated to contracting o related directly to a decision made by CORMINE S.E.P. If this were the case CORMINE S.E.P. will be obliged to notify Minera Andes S.A.

5.11 Minera Andes S.A. will furnish within 15 working days after the contract has been registered a performance bond for the amount of two hundred and fifty thousand U.S. dollars (US$250,000) which will be maintained during the currency of the contract. This performance bond will be executed in Argentina and for CORMINE S.E.P.'s satisfaction will be granted by an Argentine insurance company or bank. The nonfulfillment of this performance bond will terminate the contract automatically prior fifteen days notice to assume the responsibility.

                                   CHAPTER VI
                     CORMINE S.E.P.'S RIGHTS AND OBLIGATIONS

6.1 In connection with the vacant mines located within the area, included in Appendix C, CORMINE S.E.P. will make the necessary efforts, for these to be incorporated within the contract.

6.2 CORMINE S.E.P. will submit this contract at the Provincial Mining Department within ten days upon having signed the contract and will proceed then to inscribe the contract.

6.3 CORMINE S.E.P. is obliged to maintain the area available during the contract and proceed with the concession of mines that Minera Andes S.A. discovers within the area, as

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well as the concession of any other mining right necessary for Minera Andes S.A.
to explore within the area, and eventually exploit the ore body/ies discovered in order to fulfill this contract.

6.4 CORMINE S.E.P. is obliged to request the right of way, obtaining the dispossessions allowed by the Mining Code. All of the aforementioned will be charged to Minera Andes S.A., this does not imply however that the sums or amount will be accepted.

                                   CHAPTER VII
                       STATE IN WHICH THE AREA IS RECEIVED

7.1 Minera Andes S.A. receives the area free of burdens, litigations, controversies, and free of debts. From this date on all of the expenses that arise regarding legal procedures will be paid by Minera Andes S.A. In the event that burdens, litigations, and/or controversies or debts exist before having signed this contract, CORMINE S.E.P. will be responsible for such controversies.

                                                   CHAPTER VIII
                                               GENERAL DISPOSITIONS

8.1 The contract will be current and in force starting from the date indicated in the first paragraph and will be terminated:

(i) When Minera Andes S.A. notifies CORMINE S.E.P. of its decision to not continue with the exploration according to clauses 3.7 and 3.8;

(ii) When Minera Andes S.A. advises CORMINE S.E.P. of its decision to not continue with the exploitation, or in the event that it did not exercise its option, according to clause 4.1;

(iii) When the termination of the contract arises at the given date;

(iv) When 40 years have passed from the production stage, without taking into account the extensions that might have been granted.

8.2 The delay on behalf of any of the parties in connection with their obligations described herein will be produced if any of the parties does not fulfill its obligations, having to resolve the delay within a term of no less than 30 days.

8.3 The nonfulfillment of any obligation by any of the parties in connection to the ones that arise from this contract will allow the party that is not at fault to terminate the contract

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prior 30 days notice. The termination of the contract will not allow any of the parties to request compensation for loss of profits or earnings.

In the event that this contract is terminated; Minera Andes S.A. will not have any obligation with CORMINE S.E.P., with exception to the claims or credits that are originated or derived from the currency of the contract and which are pending between the parties or with third parties. This criteria is applicable in the event that the contract is terminated, and CORMINE S.E.P. will have the same obligation with Minera Andes S.A. or its concessionaire in the event that the credits that are originated or derived over the obligations agreed to for the exploration stage.

In the event that the contract is terminated, Minera Andes S.A. can retrieve all of its equipment, instruments, components and/or any other belonging that is not fixed at the property in a permanent manner.

8.4 This contract will abide by the laws in the Republic of Argentina and by those in the Province of Neuquen.

8.5 CORMINE S.E.P. and Minera Andes S.A. will do everything possible to solve in a prompt manner and in good faith any controversy that might arise from the contract. In the event that the parties cannot solve the controversy, said controversy shall be submitted to the Federal Court in the city of Zapala in the Province of Neuquen and the successive Federal Courts of Appeal, relinquishing the parties to file any claim for incompetence or lack of jurisdiction.

8.6 As long as a circumstance beyond control such as force majeure prevents or delays the fulfillment of any of the obligations pursuant to this contract, the term specified for the affected party to fulfill its obligations shall be suspended. The affected party shall notify the other party within the 30 days of having knowledge of the circumstance that created the unforeseeable cause or force majeure, enclosing every document which according to its judgment will provide evidence of such situation, and informing about the term of suspension.

If at the time of the occurrence of an unforeseeable situation there is a payment or accrued credit in favor of a party, the force majeure shall not exempt the other party from its payment in the time and manner agreed upon.

8.7 During the force of this contract the parties cannot reveal without prior written manifest consent any information related to this contract, unless this were requested by a public authority or the information be revealed abiding current laws imposed by international or national markets.

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During the force of this contract, and including the period after the option has been exercised, the parties shall not reveal to third parties any information related to the contract, or information that may have been obtained through the fulfillment of this contract prior written consent by Minera Andes S.A.

This prohibition of not revealing any information shall be extensive to internal techniques and methods used by Minera Andes S.A.; information related to the area or discoveries; reports submitted by Minera Andes S.A., as well as extensive to CORMINE'S official staff and Minera Andes S.A.'s staff.

8.8 Minera Andes S.A. can transfer the rights given in this contract to third parties, under the following conditions:

(a) Prior CORMINE S.E.P.'s written consent authorizing Minera Andes S.A. to transfer all of the rights obtained in the contract.

(b) Prior CORMINE S.E.P.'s written consent authorizing Minera Andes S.A. to transfer part of the rights obtained with the contract. In this event Minera Andes S.A. cannot be held responsible for the nonfulfillment of obligations incurred by the third party.

(c) Prior to Minera Andes S.A.'s written consent to CORMINE S.E.P. Minera Andes S.A. could assume the responsibility of obligations on behalf of a third party, in the event of a partial transfer of rights.

Minera Andes S.A. will be able to contract third parties in order to do specific tasks without having CORMINE S.E.P.'s consent.

8.9 All of the communications and documentation that both parties send to each other will be in writing and will be considered effective once they are received. All of the communications, notices and documentation sent by fax should then have the original version be sent by mail in order to be effective upon reception.

All mail sent to CORMINE S.E.P. should be mailed to the following address:

Corporacion Minera del Neuquen S.E.P.:
Luis Monti 339
(8340) Zapala
Provincia del Neuquen
Republica Argentina
Tel.:  (0942) 30063
Fax:  (0942)30064

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All mail sent to Minera Andes S.A. should be mailed to the following address:

Minera Andes S.A.
Moldes 837
(5500) Mendoza
Provincia de Mendoza
Republica Argentina
Tel:  (061) 23-2030
Fax:  (061) 20-1338

The parties through notice given pursuant to this section, can establish a new address for mailing provided that the new address is within the Argentine territory (excluding diplomatic and consulates in foreign countries).

The authorized representatives for both parties have signed this contract at the date indicated in the first paragraph herein.

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                                   APPENDIX A


(i) Map of Andacollo Area [which includes the mining rights of the area]

(ii) Description of the Andacollo Area.

(iii) List of mineral properties included and information regarding the status.

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                                   APPENDIX B

                               NET SMELTER RETURN

The Net Smelter Return is understood as the gross sales price of the Mineral Products, less: (i) charges for treatment of the same in the smelting and refining processes, including processing and liquidation fees, sampling costs, assays and penalties for impurities; (ii) actual transport costs of the corresponding concentrates, dore, or other products from the properties to the place of sale, including freight, insurance, transaction taxes if any, and port fees, storage, delays and expediting costs that may be incurred during or in relation to the transport that are not imputable to Minera Andes S.A.; (iii) sales commissions and brokerage fees for the minerals and products in accordance with the normal market practices and within the legal framework of the purchasers country; (iv) any sales tax, customs charges, or fees or royalties on production or on mine net profits or of any other nature levied on the production or export of minerals.

The expression "Mining Products" means the mineral extracted from the properties that Minera Andes S.A. exploits, and any other concentrate or other material or product derived from it. However, if any of these minerals or products are treated additionally as part of the mining exploitation; these minerals, concentrates and other materials or products will not be considered "Mining Products" until after being treated.

In reference to gold, the Net Smelter Return is payable according to The London PM Fix, which is quoted in U.S. dollars in the London Bullion Market. The Net Smelter Return will be payable according to these quotes at the date indicated in the certificate received from the refinery, if any adjustments were to be made, these will be done according to the monthly quotes, pursuant to when the adjustments are requested. If the previously mentioned quotes are not available during these months then the average Comex price "spot" will be utilized, according to its daily price during those months.

In reference to silver, the average price will be determined by Handy and Harman which is published in the "Metal Week" magazine under "Plata -Handy and Harman cents TR Oz"; this will be payable according to the date indicated on the certificate received from the refinery, if any adjustments were to be made, these will be done pursuant to when these adjustments are requested.

CORMINE S.E.P.'s payment schedule for participating, will commence six months after the actual commercial exploitation begins, and will follow in a semiannual manner until the exploitation is terminated. With regards to these payments, Minera Andes S.A. will liquidate the payments the last day of the previous month of having received the payment.

(There are three illegible signatures at the bottom of the page)

                                   APPENDIX C


(i)      Map of Contract Area and;

(ii)     Certified copies of file No. 1.626/95.


(There are three illegible signatures at the bottom of the page).

                                   APPENDIX D


Copies of documentation that certify who the representatives are, according to the first paragraph of this contract; (CORMINE S.E.P., submits General Assembly Book No. 40 and Director Minute Book No. 8 and Minera Andes S.A., submits the Corporate Statutes and Director Minute Book No. 1). CORMINE S.E.P.'s Director Minute Book No. 296 and Minera Andes S.A., Director Minute Book No. 18, where both parties approve this contract.

(There are three illegible signatures at the bottom of the page).

                                   APPENDIX E


Binding Letter of Guarantee granted by Minera Andes Inc., and Complementary letter from Minera Andes Inc. dated February 13, 1997.

(There are three illegible signatures at the bottom of the page).

                                TABLE OF CONTENTS



CONSIDERATIONS                                                                 3
CHAPTER I                                                                      3
CHAPTER II                                                                     5
CHAPTER III                                                                    5
CHAPTER IV                                                                     8
CHAPTER V                                                                     10
CHAPTER VI                                                                    11
CHAPTER VII                                                                   12
CHAPTER VIII                                                                  12

APPENDIX "A"
APPENDIX "B"
APPENDIX "C"
APPENDIX "D"
APPENDIX "E"


At the bottom of the page there are three illegible signatures.

                           REPRESENTATION OF ACCURACY

     The foregoing is a fair and accurate English translation of the document from which it is made.

     Dated this 19th day of June, 1997.


                                        /s/ BRIAN GAVIN
                                        ----------------------------------------
                                        Brian Gavin
                                        Vice President